EXHIBIT 99.1

                NTL COMPLETES CONSOLIDATION REVIEW FOLLOWING
                         CWC CONSUMERCO ACQUISITION

o       Eleven acquisitions completed in last 18 months
o       Comprehensive cost analysis completed post integration
o Significant annual cost savings will be realised starting in the second half of 2001
o       1300 roles will become redundant over the next 15 months


NEW YORK - November 2, 2000 - NTL Incorporated (NYSE: NLI; Easdaq: NTLI), one of Europe's largest broadband telephone, TV and Internet communications companies, announced today that following the acquisition of CWC ConsumerCo and the integration of several other acquisitions over the last 18 months, it has carried out a comprehensive business review and has identified significant cost savings which will enhance the Group's ongoing performance.

The aim of the review was to identify ways of improving efficiency by eliminating duplication of technologies and processes, consolidating support functions and delayering management levels.

As a result, NTL has identified significant cost savings, which will become material during the latter half of 2001. As part of realising the cost savings, approximately 1300 roles will become redundant over the next 15 months.

Barclay Knapp, President and Chief Executive Officer of NTL said: "Over the past 18 months, we have completed 11 acquisitions, culminating in the CWC ConsumerCo deal which doubled the size of our consumer business. The time was therefore right for us to carry out a review of the way we run our business with an eye toward realising all of the cost benefits of that consolidation."

Leigh Wood, Chief Operating Officer of NTL said: "Over the past few months we have examined rigorously every part of our business and I am pleased that the benefits we have identified will impact both our financial and our operating performance. Naturally, I am saddened that this means some roles will become redundant but, in today's business environment, reinventing the way we work has become a way of life."

Wood continued, "We will continue to focus on delivering excellent customer service, rolling out digital interactive services and ensuring our customers benefit from the broadband revolution."

                                  - End -


FOR FURTHER INFORMATION:
In the US:
John Gregg            Senior Vice President - Chief Financial Officer
Rich Lubasch          Executive Vice President - General Counsel
Bret Richter          Vice President - Corporate Finance and Development
Amy Minnick           Investor Relations
Tel: (212) 906-8440, or via e-mail at investor_relations@ntli.com

In the UK
Alison Kirkwood       Tel:  01256 752 662
Malcolm Padley        Tel:  01256 753 408
Buchanan              Tel:  020 7466 5000

MORE ON NTL:

o NTL uses state-of-the-art technology to deliver telephone, TV, Internet and interactive services to UK homes and businesses
o 22 million homes watch ITV, C4 and C5 thanks to NTL's broadcast transmission network and 12 million UK homes are within its fibre-optic broadband network
o NTL helped pioneer digital TV and is involved in digital terrestrial, cable and satellite. It launched the UK's first interactive service in March 1999
o NTL's national telecoms network carries such names as Virgin, Orange and AT&T
o NTL is increasingly a significant broadband player in Europe with businesses in Ireland, France, Germany, Switzerland and Sweden, as well as south-east Asia and Australia